Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of P.D.C. Innovative Industries, Inc. of our report dated April 9, 2004, on the financial statements of P.D.C. Innovative Industries, Inc. (a development stage company) for the years ended December 31, 2003 and 2002 and from September 7, 1994 (inception) to December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB of P.D.C. Innovative Industries, Inc.

         Our report dated April 9, 2004 contains an explanatory paragraph that states that the Company has a net loss, net cash used in operations, a working capital deficiency, deficit accumulated during the development stage and a stockholders' deficiency. In addition, the Company is in the development stage with no revenues and in default on a note and certain other liabilities at December 31, 2003. The Company ceased all operating activities in 2003. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/s/ Salberg & Company, P.A.
----------------------------
SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 30, 2004